Exhibit 99.1

July 10, 2006

News Release

Source:   EnXnet, Inc.

EnXnet, Inc. Files Domestically And Internationally For Non-Provisional Patent Protection For Its Passive Resonant Reflector Technology

Tulsa, OK, July 10, 2006 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce that a domestic and international patent filing was submitted for a Passive Resonant Reflector Device. This device can utilize a wide range of frequencies and in turn transmit a selected target frequency.

The applications are diverse and could improve the performance, and thus the marketability, of several of the products and systems that EXNT currently has under development. This technology has the ability to increase and enhance the Company's products in the medical, security, and other industries.

Ryan Corley, CEO of EnXnet, Inc., stated, "Significant cash flow and bringing EXNT to a status of profitability remains the immediate focus of the Company. However, we will continue to keep an eye on and build for the future so that EnXnet will maintain the ability to expand and grow corporate operations well into the foreseeable future."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004